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                                                                 EXHIBIT 2(r)(2)


                                AIG SERIES TRUST
                               ANCHOR SERIES TRUST
                             SUNAMERICA EQUITY FUNDS
                   SUNAMERICA FOCUSED ALPHA GROWTH FUND, INC.
                  SUNAMERICA FOCUSED ALPHA LARGE-CAP FUND, INC.
                         SUNAMERICA FOCUSED SERIES, INC.
                             SUNAMERICA INCOME FUNDS
                       SUNAMERICA MONEY MARKET FUNDS, INC.
                   SUNAMERICA SENIOR FLOATING RATE FUND, INC.
                           (COLLECTIVELY, THE "FUNDS")


                     CODE OF ETHICS FOR PRINCIPAL EXECUTIVE
                        AND PRINCIPAL ACCOUNTING OFFICERS

I.       INTRODUCTION


         The Boards of Directors/Trustees of the Funds (the "Boards") have adopted this Code of Ethics (this "Code") pursuant to Section 406 of the Sarbanes-Oxley Act applicable to the Funds' Principal Executive Officer and Principal Accounting Officer (the "Covered Officers" each of whom is set forth in Exhibit A) for the purpose of promoting:

         o Honest and ethical conduct, including the ethical handling of conflicts of interest between personal and professional relationships;

         o        Full, fair, accurate, timely and understandable disclosure;

         o Compliance with applicable laws and governmental rules and regulations;

         o The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

         o        Accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST


         A "conflict of interest" occurs when a Covered Officer's private interest improperly interferes with the interests of, or his or her service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Fund.


         Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the "Investment Company Act") and the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). For




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example, Covered Officers may not individually engage in certain transactions
(such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The compliance programs and procedures of the Fund and the Fund's investment adviser, AIG SunAmerica Asset Management Corp. ("SAAMCo"), are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.


         Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between, the Fund and SAAMCo, of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for SAAMCo, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Fund and SAAMCo. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and SAAMCo and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Boards that the Covered Officers may also be officers or employees of other investment companies advised by SAAMCo.


         In particular, each Covered Officer must:

         o Not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by a Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

         o Not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund; and

         o Report at least annually to the Ethics Committee any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest.


         There are certain potential conflict of interest situations that should be discussed with the Ethics Committee if material. Examples of these include:

         o        Service as a director on the board of any company;

         o        The receipt of any non-nominal gifts;

         o The receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

         o Any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than SAAMCo, the Fund's principal underwriter or any affiliated person thereof;



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         o        A direct or indirect financial interest in commissions,
                  transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.     DISCLOSURE AND COMPLIANCE

         o Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the s;

         o Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Boards and auditors, or to governmental regulators and self-regulatory organizations;

         o Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund and SAAMCo with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents that the Fund file with, or submit to, the SEC and in other public communications made by the Fund; and

         o It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.      REPORTING AND ACCOUNTABILITY


         Each Covered Officer must:

         o Upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Boards that he or she has received, read and understands the Code;

         o Annually thereafter affirm to the Boards that he or she has complied with the requirements of the Code;

         o Not retaliate against any other Covered Officer or affiliated person of the Fund for reports of potential violations of this Code that are made in good faith; and

         o Notify the Ethics Committee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.


         The Ethics Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. The Ethics Committee will also consider waivers sought by the Covered Officers.

         The Fund will act according to the following procedures in investigating and enforcing this Code:

         o The Ethics Committee will take all appropriate action to investigate any potential violations reported to it;




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         o        If, after such investigation, the Ethics Committee believes that no violation has occurred, the Ethics Committee is not required to take any further action;

         o If the Ethics Committee determines that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of SAAMCo or its board; or a recommendation to dismiss the Covered Officer;

         o The Ethics Committee will be responsible for granting waivers, as appropriate;

         o The Ethics Committee will inform the Boards of violations or waivers of this Code; and

         o Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.       OTHER POLICIES AND PROCEDURES

         This Code shall be the sole Code of Ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to investment companies thereunder. Insofar as other policies or procedures of the Fund, SAAMCo, the Fund's principal underwriter or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Code of Ethics of the Fund, SAAMCo and the Fund's principal underwriter, under Rule 17j-1 of the Investment Company Act, and SAAMCo's more detailed policies and procedures set forth in the SAAMCo Compliance Procedures Manual are separate requirements applying to Covered Officers and others, and are not part of this Code.

VI.      AMENDMENTS


         Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Boards.


VII.     CONFIDENTIALITY


         All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the s, the Ethics Committee, SAAMCo and the Boards and their independent counsel.


VIII.    INTERNAL USE


         The Code is intended solely for internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance or legal conclusion.


Date:  August 7, 2003



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                                    EXHIBIT A





Vincent Marra, as President of the Fund


Donna M. Handel, as Treasurer of the Fund



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